CONSENT OF PETROLEUM ENGINEERING CONSULTANT



     I hereby consent to the incorporation by reference into the registration statement on Form S-8 of FX Energy, Inc. (the "Company"), of my report as of December 31, 1995, respecting the estimated oil reserve information for the Montana and Nevada producing properties of the Company, and the discussion of such report as it is contained in the Company's annual report on form 10-KSB for its fiscal year ended December 31, 1995.


LARRY D. KRAUSE

/s/ Larry D. Krause

Billings, Montana
September 18, 1996